Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer
David T. McGraw, Vice President – Finance, Chief Financial Officer
Telephone 952-996-1674

Communications Systems, Inc. Announces 3M Executive Roger Lacey

To Join Its Board of Directors

Minnetonka, MN — July 8, 2008 — Communications Systems, Inc. (NASDAQ Global Market: JCS) today announced the appointment of Roger H. D. Lacey to its Board of Directors. Mr. Lacey is Vice President, Corporate Strategy and Marketing Development for 3M, a diversified technology company based in St. Paul, Minnesota.

Mr. Lacey began his career with 3M in 1975 and between 1989 and 2000 held various positions with the 3M Telecom division in Austin, Texas, including Division Vice President. Mr. Lacey also serves on the Corporate Strategy Board based in Washington, D.C. and The Conference Board – Council of Strategic Planning Executives based in New York, New York.

“We are delighted that Roger accepted our invitation to join CSI’s Board,” commented Jeffrey K. Berg, the Company’s President and Chief Executive Officer. “He will bring a wealth of general business experience, as well as expertise in telecommunications. His background and experience will be invaluable to CSI, particularly as it pursues opportunities for growth and profitability in the global market for telecommunications products.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.